Prospectus Supplement No. 1 to
Prospectus dated October 23, 2007
Registration No. 333-144745
Filed pursuant to Rule 424(b)(3)
PROSPECTUS
9,800,000 Shares

REMEDENT, INC.
Common Stock
Supplement No. 1
To
Prospectus Dated October 23, 2007
     This Prospectus Supplement supplements our Prospectus dated October 23, 2007 filed with the Securities and Exchange Commission on October 23, 2007, (collectively, the “Prospectus”) relating to the sale of up to 5,600,000 shares of our common stock, $.001 par value, (“Common Stock”) by the Selling Stockholders listed under “Selling Stockholders” on page 39 of the Prospectus. This Prospectus also covers the sale of 4,200,000 shares of our Common Stock by the Selling Stockholders upon the exercise of outstanding warrants. This Prospectus Supplement No. 1 includes: (i) the attached Quarterly Report on Form 10-QSB Amendment No. 1 as filed with the Securities and Exchange Commission on November 26, 2007. We will receive gross proceeds of $6,510,000 if all of the warrants are exercised for cash by the Selling Stockholders. We will not receive any proceeds from the sale or other disposition of any common stock by the Selling Stockholders or their transferees. We encourage you to read this Supplement carefully with the Prospectus.
Our Common Stock is not traded on any national securities exchange or on a NASDAQ Stock Market. Our Common Stock trades on the Over-The-Counter Bulletin Board, under the symbol “REMI.” On December 10, 2007, the last reported sale price for our Common Stock was $1.80. There is no public market for the warrants.

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS AND UNCERTAINTIES. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement is December 11, 2007.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-QSB
AMENDMENT NO. 1

☑	QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2007
or

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File Number 001-15975
REMEDENT, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	86-0837251

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

XAVIER DE COCKLAAN 42, 9831 DEURLE, BELGIUM	N/A

(Address of principal executive offices)	(Zip code)
011 32 9 321 70 80
(Issuer’s telephone number)
Check whether the Issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐      Accelerated filer ☐      Non-accelerated filer ☑
Number of shares of issuer’s common stock outstanding as of November 15, 2007: 18,606,245
Transitional Small Business Disclosure Format (check one). Yes ☐ No ☑
Documents incorporated by reference: None.

REMEDENT, INC.

FORM 10-QSB REPORT
September 30, 2007

Page
PART I — FINANCIAL INFORMATION	3
Item 1. Interim Consolidated Financial Statements	3
Condensed Consolidated Balance Sheet as of September 30, 2007 (Unaudited) and March 31, 2007	3
Condensed Consolidated Statements of Operations for the Three and Six months Ended September 30, 2007 and September 30, 2006 (Unaudited)	4
Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three and Six months Ended September 30, 2007 and September 30, 2006 (Unaudited)	5
Condensed Consolidated Statements of Cash Flows for the Six months Ended September 30, 2007 and September 30, 2006 (Unaudited)	6
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)	8
Item 2. Management’s Discussion and Analysis or Plan of Operation	20
Item 3. Controls and Procedures	26
PART II — OTHER INFORMATION	26
Item 1. Legal Proceedings	26
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds	26
Item 3. Defaults upon Senior Securities	27
Item 4. Submission of Matters to Vote of Security Holders	27
Item 5. Other Information	27
Item 6. Exhibits	27
Signatures	29

PART I — FINANCIAL INFORMATION
Item 1. Interim Condensed Consolidated Financial Statements
REMEDENT, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(unaudited)
REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2007	March 31, 2007
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,778,185	$126,966
Accounts receivable, net of allowance for doubtful accounts of $92,729 at September 30, 2007 and $79,996 at March 31, 2007	1,034,291	1,724,121
Inventories, net	1,025,512	1,132,941
Prepaid expense	889,639	668,421

Total current assets	6,727,627	3,652,449

PROPERTY AND EQUIPMENT, NET	614,413	589,623
OTHER ASSETS
Long-term investment	300,000	—
Patents, net	132,121	135,894

TOTAL ASSETS	$7,774,161	$4,377,966

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion, long term debt	$26,498	$43,499
Line of Credit	230,409	1,530,276
Notes payable	11,282	11,282
Accounts payable	1,586,013	1,441,502
Accrued liabilities	518,197	412,435
Due to related parties	50,536	50,536

Total current liabilities	2,422,935	3,489,530

LONG TERM DEBT	148,350	152,343
STOCKHOLDERS’ DEFICIT:
Preferred Stock $0.001 par value (10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock, $0.001 par value; (50,000,000 shares authorized, 18,596,245 shares issued and outstanding at September 30, 2007 and 12,996,245 shares issued and outstanding at March 31, 2007)	18,596	12,996
Additional paid-in capital	17,809,487	11,904,000
Accumulated deficit	(12,543,300)	(11,147,600)
Accumulated other comprehensive income (loss) (foreign currency translation adjustment)	(81,907)	(33,303)

Total stockholders’ equity (deficit)	5,202,876	736,093

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,774,161	$4,377,966

COMMITMENTS (Note 18)
SUBSEQUENT EVENT (Note 19)
The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months ended		For the six months ended
	September 30,		September 30,
	2007	2006	2007	2006
	Restated - Note 2		Restated - Note 2
Net sales	$1,076,350	$2,415,114	$2,320,949	$3,710,753
Cost of sales	686,649	1,210,012	1,352,076	1,955,674

Gross profit	389,701	1,205,102	968,873	1,755,079

Operating Expenses
Research and development	46,168	115,218	75,557	240,500
Sales and marketing	282,553	236,839	385,793	623,414
General and administrative	1,059,371	833,762	1,803,852	1,671,112
Depreciation and amortization	70,150	46,432	135,784	87,694

TOTAL OPERATING EXPENSES	1,458,242	1,232,251	2,400,986	2,622,720

INCOME (LOSS) FROM OPERATIONS	(1,068,541)	(27,149)	(1,432,113)	(867,641)

OTHER INCOME (EXPENSES)
Interest expense	(26,441)	(73,454)	(55,214)	(97,469)
Interest income	90,233	—	91,625	—
Other income	—	2,746	—	27,523

TOTAL OTHER INCOME (EXPENSES)	63,792	(70,708)	36,411	(69,946)

NET LOSS	$(1,004,749)	$(97,857)	$(1,395,702)	$(937,587)

LOSS PER SHARE
Basic and fully diluted	$(0.05)	$(0.01)	$(0.08)	$(0.07)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and fully diluted	18,596,245	12,996,245	17,035,589	12,947,479

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the three months ended		For the six months ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
Net Income (Loss)	$(1,004,749)	$(97,857)	$(1,395,702)	$(937,587)
OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	(53,204)	14,413	(48,604)	25,415

Comprehensive income (loss)	$(1,057,953)	$(83,444)	$(1,444,306)	$(912,712)

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the six months ended
	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,395,702)	$(937,587)
Adjustments to reconcile net income (loss) to net cash used by operating activities
Depreciation and amortization	135,784	87,694
Allowance for doubtful accounts	7,521	(6,172)
Stock issued upon conversion of convertible debentures	—	25,706
Value of stock options to employees	12,846	189,515
Changes in operating assets and liabilities:
Accounts receivable	752,589	(131,043)
Inventories	(17,919)	150,516
Prepaid expenses	(461,365)	(7,399)
Accounts payable	67,364	(171,177)
Accrued liabilities	83,718	(69,527)
Income taxes payable	—	(105,048)

Net cash used by operating activities	(815,164)	(974,522)

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in restricted cash	—	(10,285)
Purchases of patents	(11,152)	—
Purchases of equipment	(83,919)	(111,322)

Net cash used by investing activities	(95,071)	(121,607)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from private placement	5,898,241	—
Principal payments on capital lease note payable	(31,741)	(11,170)
Note payments — related parties	—	(8,422)
Proceeds from (repayments of) line of credit	(1,331,646)	987,560

Net cash provided by financing activities	4,534,854	967,968

NET (DECREASE) INCREASE IN CASH	3,624,619	(128,161)
Effect of exchange rate changes on cash and cash equivalents	26,600	(52,224)
CASH AND CASH EQUIVALENTS, BEGINNING	126,966	332,145

CASH AND CASH EQUIVALENTS, ENDING	$3,778,185	$151,761

Supplemental Information:
Interest paid	$23,376	$48,572

Income taxes paid	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL NON-CASH INVESTING
AND FINANCING ACTIVITIES:
On July 31, 2006, the Company issued 32,133 shares of its common stock in exchange for $20,000 in convertible debentures and accrued interest of $12,133. The difference between the conversion price of $1.00 per share and the market value of the common stock exchanged valued at $1.80 per share totaled $25,706 and was charged to interest expense.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1. BACKGROUND AND ORGANIZATION
The Company is a manufacturer and distributor of cosmetic dentistry products, including a full line of professional dental and retail “Over-The-Counter” tooth whitening products which are distributed in Europe, and recently in Asia and the United States. The Company manufactures many of its products in its facility in Deurle, Belgium as well as outsourced manufacturing in China. The Company distributes its products using both its own internal sales force and through the use of third party distributors.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Remedent, Inc. (formerly Remedent USA, Inc.), a Nevada corporation, and its three subsidiaries, Remedent N.V. (Belgian corporation) located in Deurle, Belgium, Remedent Professional, Inc. (incorporated in California) and a subsidiary of Remedent Professional Holdings, Inc. and Remedent Asia Pte. Ltd, a wholly-owned subsidiary formed under the laws of Singapore (collectively, the “Company”). Remedent, Inc. is a holding company with headquarters in Deurle, Belgium. Remedent Professional, Inc. and Remedent Professional Holdings, Inc. have been dormant since inception. Remedent Asia Pte. Ltd., commenced operations as of July 2005. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements. Corporate administrative costs are not allocated to subsidiaries.
Interim Financial Information
The interim consolidated financial statements of Remedent, Inc. and Subsidiaries (the “Company”) are condensed and do not include some of the information necessary to obtain a complete understanding of the financial data. Management believes that all adjustments necessary for a fair presentation of results have been included in the unaudited consolidated financial statements for the interim periods presented. Operating results for the six months ended September 30, 2007, are not necessarily indicative of the results that may be expected for the year ended March 31, 2008. Accordingly, your attention is directed to footnote disclosures found in the Annual Report on Form 10-KSB for the year ended March 31, 2007, and particularly to Note 1, which includes a summary of significant accounting policies.
Basis of Presentation
The Company’s financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Revenue Recognition
The Company recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured. Sales allowances are estimated based upon historical experience of sales returns.
     Impairment of Long-Lived Assets

Long-lived assets consist primarily of patents and property and equipment. The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement. As of September 30, 2007, management believes there was no impairment of the Company’s long-lived assets.
Pervasiveness of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, bad debts, inventories, fixed assets, intangible assets, stock based compensation, income taxes, and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes reasonable in the circumstances. The results form the basis for making judgments about the carrying vales of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less to be cash or cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts
The Company sells professional dental equipment to various companies, primarily to distributors located in Western Europe. The terms of sales vary by customer, however, generally are 2% 10 days, net 30 days. Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts. The Company uses the allowance method to account for uncollectible accounts receivable. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.
Inventories
The Company purchases certain of its products in components that require assembly prior to shipment to customers. All other products are purchased as finished goods ready to ship to customers.
The Company writes down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required. Inventory reserves for obsolescence totaled $14,179 at September 30, 2007 and $13,366 at March 31, 2007.
Prepaid Expense
The Company’s prepaid expense consists of prepayments to suppliers for inventory purchases and to the Belgium customs department, to obtain an exemption of direct VAT payments for imported goods out of the European Union (“EU”). This prepayment serves as a guarantee to obtain the facility to pay VAT at the moment of sale and not at the moment of importing goods at the border. Prepaid expenses also include VAT payments made for goods and services in excess of VAT payments received from the sale of products as well as amounts for other prepaid operating expenses.
Property and Equipment
Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

The Company depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

Tooling	3 Years
Furniture and fixtures	4 Years
Machinery and Equipment	4 Years
Patents
Patents consist of the costs incurred to purchase patent rights and are reported net of accumulated amortization. Patents are amortized using the straight-line method over a period based on their contractual lives.
Research and Development Costs
The Company expenses research and development costs as incurred.
Advertising
Costs incurred for producing and communicating advertising are expensed when incurred and included in sales and marketing and general and administrative expenses. For the six month periods ended September 30, 2007 and September 30, 2006, advertising expense was $100,104 and $219,925, respectively.
Income taxes
Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” Deferred taxes are recognized for temporary differences in the bases of assets and liabilities for financial statement and income tax reporting as well as for operating losses and credit carry forwards. A provision has been made for income taxes due on taxable income and for the deferred taxes on the temporary differences. The components of the deferred tax asset and liability are individually classified as current and non-current based on their characteristics.
Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
Warranties
The Company typically warrants its products against defects in material and workmanship for a period of 18 months from shipment. Based upon historical trends and warranties provided by the Company’s suppliers and sub-contractors, the Company has made a provision for warranty costs of $21,269 and $20,049 as of September 30, 2007 and March 31, 2007, respectively.
Segment Reporting
Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company’s management considers its business to comprise one segment for reporting purposes.
Computation of Earnings (Loss) per Share
Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income (loss) per common share attributable to common stockholders assuming dilution is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Potential common shares related to stock options and stock warrants are excluded from the computation when their effect is anti-dilutive.
Conversion of Foreign Currencies
The reporting currency for the consolidated financial statements of the Company is the U.S. dollar. The functional currency for the Company’s European subsidiary, Remedent N.V. is the Euro. The functional currency for Remedent Professional, Inc. is the U.S. dollar. The Company translates foreign currency statements to the reporting currency in accordance with FASB 52. The assets and liabilities of companies whose functional currency is other that the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period. The statements of income of such companies are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of stockholders’ deficit.
Comprehensive Income (Loss)
The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.
The Company’s only component of other comprehensive income is the accumulated foreign currency translation consisting of a loss of $48,604 and a gain of $25,415 for the six month periods ended September 30, 2007 and September 30, 2006, respectively. These amounts have been recorded as a separate component of stockholders’ deficit.
Stock Based Compensation
In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment.” Subsequently, the Securities and Exchange Commission (“SEC”) provided for a phase-in implementation process for SFAS No. 123R, which required adoption of the new accounting standard no later than January 1, 2006. SFAS No. 123R requires accounting for stock options using a fair-value-based method as described in such statement and recognize the resulting compensation expense in the Company’s financial statements. Prior to January 1, 2006, the Company accounted for employee stock options using the intrinsic value method under APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which generally resulted in no employee stock option expense. The Company adopted SFAS No. 123R on January 1, 2006 and does not plan to restate financial statements for prior periods. The Company plans to continue to use the Black-Scholes option valuation model in estimating the fair value of the stock option awards issued under SFAS No. 123R. The adoption of SFAS No. 123R has a material impact on the Company’s results of operations. For the six month periods ended September 30, 2007 and September 30, 2006, equity compensation in the form of stock options and grants of restricted stock totaled $12,846 and $189,515, respectively.
Restatement
The Company has restated its financial statements for the three and six month periods ended September 30, 2007, due to a reclassification error between cost of sales and general and administrative expenses. The disclosure in Note 9 has also been revised. The effect of the adjustments on the Company’s consolidated statement of operations is as follows:

	For the three months ended
	September 30,
	2007
	Previously	As
	Reported	Restated	Difference
Cost of sales	$799,763	$686,649	$(113,114)

Gross profit	276,587	389,701	113,114
Operating Expenses
General and administrative	946,257	1,059,371	113,114

Total Operating Expenses	1,345,128	1,458,242	(113,114)

NET LOSS	$(1,004,749)	$(1,004,749)	$—

LOSS PER SHARE
Basic and fully diluted	$(0.05)	$(0.05)	$—

	For the six months ended
	September 30,
	2007
	Previously	As
	Reported	Restated	Difference
Cost of sales	$1,244,598	$1,352,076	$107,478

Gross profit	1,076,351	968,873	(107,478)
Operating Expenses
General and administrative	1,911,130	1,803,852	(107,278)

Total operating expenses	(2,508,464)	(2,400,986)	107,278

NET LOSS	$(1,395,702)	$(1,395,702)	$—

LOSS PER SHARE
Basic and fully diluted	$(0.05)	$(0.05)	$—

3. PRIVATE PLACEMENT
On June 25, 2007, the Company completed its private offering of 5,600,000 shares of its common stock, par value $.001 per share at a purchase price of $1.25 per share (the “Shares”) and warrants to purchase 4,200,000 shares of common stock, par value $.001 per share, at an exercise price of $1.55 per share (the “Warrants”) to certain institutional and accredited investors, for an aggregate purchase price of $7,000,000 (the “Offering”).
Under the terms of the Offering, the Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted common stock (the “Warrant Shares”) for $1.55 per Warrant Share. The Company also has the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the OTC Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the initial effective date of the registration statement covering the resale of the Shares and Warrant Shares, based upon the closing bid price for the Shares for each trading day (the “Redemption Right”). Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.
Under the terms of the Purchase Agreement and the Registration Rights Agreement, the Company was required to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement covering the resale of the Shares and the Warrant Shares. The Company agreed to prepare and file a registration statement covering the resale no later than 30 days after the Closing. The registration statement became effective October 23, 2007.
The Company engaged Roth Capital Partners, LLC, as its exclusive agent to offer the Shares and Warrants (the “Placement Agent”). The Placement Agent is entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the Offering, of which the Placement Agent may, at its option, receive up to 2% of its 10% fee in securities issued in the Offering. Further, the Company agreed to pay the Placement Agent 5% of the exercise price of the Warrants promptly following the Company’s receipt thereof. In addition, the Company agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering, including an up front payment of $25,000 to cover such expenses, of which any unused amount will be netted against the Placement Agent’s 10% fee.
The total costs of this private placement were $1,101,759, comprising of: commissions of $762,505; out-of-pocket costs of $25,000; professional fees of $242,274 and direct travel costs of $71,980; and have been recorded against share capital as a cost of financing.
The Offering was conducted in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, that under Section 506 of Regulation D promulgated under the Securities Act. The Units were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.
4. CONCENTRATION OF RISK
Financial Instruments — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable.
Concentrations of credit risk with respect to trade receivables are normally limited due to the number of customers comprising the Company’s customer base and their dispersion across different geographic areas. At September 30, 2007 one customer accounted for 15.67% of the Company’s trade accounts receivable compared to 67.6% as at September 2006. The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.
Purchases — The Company has diversified its sources for product components and finished goods and, as a result, the loss of a supplier would not have a material impact on the Company’s operations. For the six month period ended September 30, 2007, the Company had four suppliers who accounted for a total of 15.7% of gross purchases. For the six month period ended September 30, 2006, the Company relied on one factory to manufacture certain components of its new MetaTray and iWhite products which represented 24.9% of the Company’s purchases.
Revenues — For the six month period ended September 30, 2007 the Company had five customers that accounted for 26.51% of total revenues. For the six months ended September 30, 2006 the Company had two customers that accounted for 49% and 10%, respectively of total revenues.

5. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS
A summary of accounts receivable and allowance for doubtful accounts as of September 30, 2007 and March 31, 2007 is as follows:

	September 30, 2007	March 31, 2007
Accounts receivable, gross	$1,127,020	$1,804,117
Less: allowance for doubtful accounts	(92,729)	(79,996)

Accounts receivable, net	$1,034,291	$1,724,121

6. INVENTORIES
Inventories are stated at the lower of cost (weighted average) or market. Inventory costs include material, labor and manufacturing overhead. Individual components of inventory are listed below as follows:

	September 30, 2007	March 31, 2007
Raw materials	$30,369	$30,579
Components	749,094	786,728
Finished goods	260,228	329,000

	1,039,691	1,146,307
Less: reserve for obsolescence	(14,179)	(13,366)

Net inventory	$1,025,512	$1,132,941

7. PREPAID EXPENSES
Prepaid expenses are summarized as follows:

	September 30, 2007	March 31, 2007
Prepaid materials and components	$468,853	$394,598
Prepaid Belgium income taxes	70,985	66,830
Prepaid consulting	142,665	66,830
VAT payments in excess of VAT receipts	83,036	47,260
Royalties	35,448	33,415
Prepaid trade show expenses	23,216	6,523
Prepaid rent	9,695	7,054
Other	37,830	45,911

	$889,639	$668,421

8. PROPERTY AND EQUIPMENT
Property and equipment are summarized as follows:

	September 30, 2007	March 31, 2007
Furniture and Fixtures	$155,493	$137,560
Machinery and Equipment	681,032	559,422
Tooling	188,450	188,450

	1,024,975	885,432
Accumulated depreciation	(410,562)	(295,809)

Property & equipment, net	$614,413	$589,623

9. LONG TERM INVESTMENT
Effective July 15, 2007 the Company entered into a Limited Liability Company Merger and Equity Reallocation Agreement (the “Participation Agreement”) through its subsidiary, Remedent N.V. Pursuant to the terms of the Participation Agreement, the Company has acquired a 10% equity interest in Innovative Medical & Dental Solutions, LLC (“IMDS, LLC”) in consideration for $300,000 which was converted against IMDS receivables.
The agreement stipulates certain exclusive world wide rights to certain tooth whitening technology, and the right to purchase at standard cost certain whitening lights and accessories and to sell such lights in markets not served by the LLC. The terms of the Participation Agreement also provide that Remedent N.V. has the first right to purchase additional equity. Parties to the Participation Agreement include two officers of IMDS, LLC, and an individual who is both an officer and director of Remedent Inc., and certain unrelated parties.
IMDS, LLC is registered with the Secretary of the State of Florida as a limited liability company and with the Secretary of the State of California as a foreign corporation authorized to operate in California. IMDS, LLC is merging with White Science World Wide, LLC, a limited liability company organized in under the laws of the State of Georgia. The merged companies will operate as a single entity as IMDS, LLC, a Florida limited liability company.
10. LICENSED PATENTS
Teeth Whitening Patents
In October 2004, the Company acquired from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to several teeth whitening products currently being marketed by the Company. Pursuant to the terms of the license agreement, the Company was granted an exclusive, worldwide, perpetual license to manufacture, market, distribute and sell the products contemplated by the patents subject to the payment of $65,000 as reimbursement to the patent holder for legal and other costs associated with obtaining the patents, which was paid in October 2004, and royalties for each unit sold subject to an annual minimum royalty of $100,000 per year. The Company is amortizing the initial cost of $65,000 for these patents over a ten year period and accordingly has recorded $19,500 of accumulated amortization for this patent as of September 30, 2007. The Company accrues this royalty when it becomes payable to the inventory therefore no provision has been made for this obligation as of September 30, 2007.
Universal Applicator Patent
In September 2004, the Company entered into an agreement with Lident N.V. (“Lident”), a company controlled by Mr. De Vreese, the Company’s Chairman, to obtain an option, exercisable through December 31, 2005, to license an international patent (excluding the US) and worldwide manufacturing and distribution rights for a potential new product which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese association with the Company. The patent is an Italian patent which relates to a single use universal applicator for dental pastes, salves, creams, powders, liquids and other substances where manual application could be relevant. The Company has filed to have the patent approved throughout Europe. The agreement required the Company to advance to the inventors through Lident a fully refundable deposit of €100,000 subject to the Company’s due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, would be assigned to the Company for additional consideration to the inventors of €100,000 and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit would be repaid in full by Lident. The consideration the Company had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident would not have profited from the exercise of the option. Furthermore, at a meeting of the Company’s Board of Directors on July 13, 2005, the Board accepted Lident’s offer to facilitate an assignment of Lident’s intellectual property rights to the technology to the Company in exchange for the reimbursement of Lident’s actual costs incurred relating to the intellectual property. Consequently, when the Company exercises the option, all future payments, other than the reimbursement of costs would be paid directly to the original inventors and not to Lident.
On December 12, 2005, the Company exercised the option and the Company and the patent holder agreed to revise the assignment agreement whereby the Company agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the

€100,000 previously agreed, €25,000 of which had been paid by the Company in September 2005 and the remaining €25,000 to be paid upon the Company’s first shipment of a product covered by the patent. The patent is being amortized over five (5) years and accordingly, the Company has recorded $43,775 of accumulated amortization for this patent as of September 30, 2007.
11. LINE OF CREDIT
On October 8, 2004, our wholly owned subsidiary, Remedent N.V., obtained a mixed-use line of credit facility with Fortis Bank, a Belgian bank, for €1,070,000 (the “Facility”). The Facility was secured by a first lien on the assets of Remedent N.V. The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary. Since opening the Facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit. On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000. On March 13, 2006 the Facility was amended to increase the mixed-use line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a €500,000 general line of credit. The latest amendment to the Facility, dated September 1, 2006, amended and decreased the mixed-use line of credit to €2,050,000. Each line of credit carries its own interest rates and fees as provided in the Facility. Remedent N.V. is currently only utilizing two lines of credit, advances based on account receivables and the straight loan. As of September 30, 2007 and March 31, 2007, Remedent N.V. had, in the aggregate, $230,409 and $1,530,276 advances outstanding, respectively, under this mixed-use line of credit facility.
12. NOTE PAYABLE

	September 30, 2007	March 31, 2007
Union Bank Debt:
Maturity Dates: April 26, 2005 Interest rate: 7.5% per annum Security: All of the assets of the company. Unpaid principal balance:	$11,282	$11,282

Total note payable	$11,282	$11,282

13. LONG TERM DEBT
On September 15, 2005, the Company entered into two five year capital lease agreements for manufacturing equipment totaling €70,296 (US $85,231). On October 24, 2006, the Company entered into another five year capital lease agreement for additional manufacturing equipment totaling €123,367 (US $157,503). The leases require monthly payments of principal and interest at 7.43% of €1,258 (US$1,784 at September 30, 2007) for the first two leases and 9.72% of €2,256 (US$3,200 at September 30, 2007) and provide for buyouts at the conclusion of the five year term of €2,820 (US$3,998) or 4.0% of original value for the first two contracts and €4,933 (US $6,944) or 4.0 % of the original value for the second contract. The book value as of September 30, 2007 and March 31, 2007 of the equipment subject to the foregoing leases are $183,059 and $198,225, respectively.
14. DUE TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS
Balances due to related parties consist of the following:

	September 30, 2007	March 31, 2007
Demand loan from a former officer and major stockholder	$50,536	$50,536

	$50,536	$50,536

Borrowings from employees and entities controlled by officers of the Company are, unsecured, non-interest bearing, and due on demand.
Transactions with related parties consisted of the following:

Compensation:
During the six month periods ended September 30, 2007 and 2006 respectively, the Company incurred $342,644 and $291,220 respectively, as compensation for all directors and officers.
Effective August 8, 2007, the Company appointed a Senior Vice President and Head of U.S. Marketing. Terms of the appointment provide for an initial base salary of $150,000 per year and options to purchase 100,000 shares of common stock under the Company’s 2004 Incentive and Nonstatutory Stock Option Plan (granted — Refer to Note 16).
Sales Transactions:
One of the Company’s directors owns a 5% interest in a client company, IMDS Inc. (refer to Note 9), to which goods were sold during the years ended March 31, 2007 and 2006 totaling $476,122 and $38,494 respectively. Accounts receivable with this customer totaled $22,809 and $0 as at September 30, 2007 and 2006 respectively.
All related party transactions involving provision of services or tangible assets were recorded at the exchange amount, which is the value established and agreed to by the related parties reflecting arms length consideration payable for similar services or transfers.
Other related party transactions are disclosed in Supplemental Non-Cash Investing and Financing Activities, clause (e), and Note 17. (Refer to Note 9.)
15. ACCRUED LIABILITIES
Accrued liabilities are summarized as follows:

	September 30, 2007	March 31, 2007
Accrued private placement costs	$29,946	$—
Accrued customer prepayments	31,570	—
Accrued employee benefit taxes	242,701	260,676
Commissions	4,431	2,834
Accrued audit and tax preparation fees	21,692	27,282
Reserve for warranty costs	21,269	20,049
Accrued interest	81	6,180
Accrued consulting fees	37,531	2,528
Other accrued expenses	128,976	92,886

	$518,197	$412,435

16. EQUITY COMPENSATION PLANS
The Board of Directors and stockholders approved the Nonstatutory Stock Option Plan (the “2001 Plan”) and adopted it on May 29, 2001. The Company has reserved 250,000 shares of its common stock for issuance to the directors, employees and consultants under the Plan. The Plan is administered by the Board of Directors. Vesting terms of the options range from immediately to five years.
Pursuant to an Information Statement on Schedule 14C mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective September 3, 2005, the Company authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan (“2004 Plan”) reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries. This plan became effective as of September 3, 2005 after the Company had completed a one for twenty reverse split.
On October 1, 2006, the Company granted to a marketing consultant 25,000 options to purchase the Company’s common stock at a price of $1.80 per share. These options vested immediately upon grant and are exercisable for a period of five years. The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 91.58%; risk free interest rate of 5% and an average life of 5 years resulting in a value of $1.298 per option granted.
On September 14, 2006, pursuant to an S-8 filed with the SEC, the Company registered 1,150,000 common shares, pursuant to compensation arrangements.
On August 17, 2007 the Company granted to an employee 100,000 options to purchase the Company’s common stock at a price of $1.50 per share. These options will vest over the next 3 years and are exercisable for a period of 5 years. The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 115%; risk free interest rate of 4.75% and an average life of 5 years resulting in a value of $1.24 per option granted. The value of these options will be recognized on a straight-line basis over the next three years and accordingly a value of $5,982 has been recorded in the period ended September 30, 2007.
On September 21, 2007 the Company granted to employees and directors a total of 570,000 options to purchase the Company’s common stock at a price of $1.75 per share. These options will vest over the next 3 years and are exercisable for a period of 10 years. The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 115%; risk free interest rate of 4.75% and an average life of 7 years resulting in a value of $1.47 per option granted. The value of these options will be recognized on a straight-line basis over the next three years and accordingly a value of $6,864 has been recorded in the period ended September 30, 2007.
A summary of the option activity for the six months ended September 30, 2007 pursuant to the terms of the plans is as follows:

	2001 Plan		2004 Plan		Other
		Weighted		Weighted		Weighted
	Outstanding	Average	Outstanding	Average	Outstanding	Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Options outstanding , March 31, 2007	222,500	$1.29	210,666	$3.19	—	—

Granted	—	—	520,000	1.71	150,000	$1.75
Exercised	—	—	—	—	—	—
Cancelled or expired	—	—	—	—	—	—

Options outstanding, September 30, 2007	222,500	$1.29	730,666	$2.29	150,000	$1.75

Options exercisable September 30, 2007	222,500	$1.29	210,666	$4.46	—	—

Exercise price range	$1.00 to $4.00		$1.50 to $4.00		$1.75

Weighted average remaining life	4.5 years		5.82 years		9.98 years

Shares available for future issuance	27,500		69,334		N/A

A summary of the Company’s equity compensation plans approved and not approved by shareholders is as follows:

	Number of		Number of securities
	securities to be		remaining available for
	issued upon		future issuance under
	exercise of	Weighted-average	equity compensation
	of outstanding	exercise price of	plans (excluding
	options, warrants	outstanding options	securities reflected
Plan Category	and right	warrants and rights	in column (a))
Equity Compensation Plans approved by security holders	1,103,166	$2.01	96,834
Equity Compensation Plans not approved by security holders	297,298	$1.50	NA

	1,400,464	$1.91	96,834

Prior to January 1, 2006, the Company accounted for employee stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related

Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”. Under the recognition principles of APB No. 25, compensation expense related to restricted stock and performance units was recognized in the financial statements. However, APB No. 25 generally did not require the recognition of compensation expense for stock options because the exercise price of these instruments was generally equal to the fair value of the underlying common stock on the date of grant, and the related number of shares granted were fixed at that point in time.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”. In addition to recognizing compensation expense related to restricted stock and performance units, SFAS No. 123(R) also requires recognition of compensation expense related to the estimated fair value of stock options. The Company adopted SFAS No. 123(R) using the modified-prospective-transition method. Under that transition method, compensation expense recognized subsequent to adoption includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the values estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair values estimated in accordance with the provisions of SFAS No. 123(R). Consistent with the modified-prospective-transition method, the Company’s results of operations for prior periods have not been adjusted to reflect the adoption of FAS 123(R). For the six months) ended September 30, 2007 the Company recognized $12,846 (2006 — $189,515) in compensation expense in the consolidated statement of operations.

17.	COMMON STOCK WARRANTS AND OTHER OPTIONS

On February 10, 2006, the Company issued to an individual the right to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.60 per share for a term of five (5) years pursuant to the terms and conditions of a Stock Option Agreement as consideration for past services performed and the release of any and all claims under this individual’s prior agreements with the Company. The 150,000 options have been valued in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.55, a risk free interest rate of 4.5% and an expected life for the options of five years, resulting in a value of $2.41 per option granted for a total for the warrants of $361,500. The value of this option grant was recorded as of December 31, 2005 as a research and development expense.

In November 2006, the Company entered into a Settlement Agreement and Release (“Settlement Agreement”) with this individual pursuant to which the prior agreement was terminated. In connection with the Settlement Agreement, the Company agreed to pay this individual $65,000 in settlement of all accounts which was recorded as an expense as of the date of the Settlement Agreement and he in turn agreed to the cancellation of his options to purchase 150,000 shares of the Company’s common stock in exchange for certain product rights that the Company had elected not to pursue.

As of September 30, 2007, the Company has 7,270,026 warrants to purchase the Company’s common stock outstanding that were not granted under shareholder approved equity compensation plans at prices ranging between $1.20 and $3.00 per share with expiration dates between August 2007 and September 2012 as follows:

		Weighted
	Outstanding	Average Exercise
	Warrants	Price
Warrants and options outstanding , March 31, 2007	3,105,651	$1.72
Granted	4,200,000	1.55
Cancelled or expired	(35,725)	—

Warrants exercisable September 30, 2007	7,270,026	$1.67

Exercise price range	$1.20 to $10.00

Weighted average remaining life	4.96 Years

18.	SEGMENT INFORMATION

The Company’s only operating segment consists of dental products and oral hygiene products sold by Remedent Inc., Remedent N.V., and Remedent Asia. Since the Company only has one segment, no further segment information is presented. Customers Outside of the United States

	September 30, 2007	September 30, 2006
U.S. sales	$113,834	$56,651
Foreign sales	2,207,115	3,654,102

	$2,320,949	$3,710,753

19.	COMMITMENTS AND CONTINGENCIES

Real Estate Lease

The Company leases its 26,915 square feet office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine year lease commencing December 20, 2001 at a base rent of $6,838 per month ($9,696 per month at September 30, 2007). In addition, the Company is responsible for the payment of annual real estate taxes for the property which totaled €3,245 ($4,382) for calendar year 2006. The minimum aggregate rent to be paid over the remaining lease term based upon the conversion rate for the € at September 30, 2007 is $284,594. Rent expense for the foregoing lease for the six months ended September 30, 2007 and September 30, 2006 was $59,149 and $51,452 respectively.

Equipment Lease

In November 2004, the Company leased new computer equipment from a Belgium based Lessor pursuant to a three year operating lease with monthly payments of €1,005 ($1,425 per month at September 30, 2007). The aggregate rent to be paid over the remaining lease term is $2,850.
Minimum monthly lease payments for real estate, and all other leased equipment for the next four years are as follows based upon the conversion rate for the (Euro) at September 30, 2007.

March 31, 2008	$234,414
March 31, 2009	$212,805
March 31, 2010	$68,954
March 31, 2011	$37,790
Item 2. Management’s Discussion and Analysis of Financial Condition or Plan of Operations
The discussion contained herein is for the six months ended September 30, 2007 and 2006. The following discussion should be read in conjunction with the Company’s condensed consolidated financial statements and the notes to the condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2007. In addition to historical information, this section contains “forward-looking” statements, including statements regarding the growth of product lines, optimism regarding the business, expanding sales and other statements. Words such as expects, anticipates, intends, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of our products. In addition, actual results could vary materially based on changes or slower growth in the oral care and cosmetic dentistry products market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in the dental industry; unexpected difficulties in penetrating the oral care and cosmetic dentistry products market; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors. Factors that could cause or contribute to any differences are discussed in “Risk Factors” and elsewhere in the Company’s annual report on Form 10-KSB filed on July 13, 2007 with the Securities and Exchange

Commission. Except as required by applicable law or regulation, the Company undertakes no obligation to revise or update any forward-looking statements contained in this Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2007. The information contained in this Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2007 is not a complete description of the Company’s business or the risks associated with an investment in the Company’s common stock. Each reader should carefully review and consider the various disclosures made by the Company in this Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2007 and in the Company’s other filings with the Securities and Exchange Commission.
Overview
     We design, develop, manufacture and distribute cosmetic dentistry products. Leveraging our knowledge of regulatory requirements regarding dental products and management’s experience in the needs of the professional dental community, we have developed a family of teeth whitening products for both professional and “Over-The-Counter” use, that are distributed in Europe, Asia and the United States. We manufacture many of our products in our facility in Deurle, Belgium as well as outsourced manufacturing in China. We distribute our products using both our own internal sales force and through the use of third party distributors. As a result of this approach, we have established dealers in 35 countries encompassing, Europe, Asia, Latin America, the Pacific Rim and the Middle East.
     For the fiscal years ending March 31, 2003 through 2007, substantially all of our revenue has been generated by our Belgian subsidiary, Remedent N.V., which had experienced substantial growth in its revenues.
     Our products can be generally classified into the following categories: professional dental products and “Over-The Counter” tooth whitening products. In the fall of 2006, we launched a proprietary veneer technology product line called GlamSmile™. GlamSmile veneers are ultra thin claddings made from a mixture of a hybrid composite and porcelain materials which are attached to the front of the patient’s teeth. Because GlamSmile veneers are so thin, the dentist does not need to remove healthy tooth structure leaving the patient’s healthy tooth structure intact which results in several important benefits: (i) no local anesthesia is required to prepare the teeth; (ii) reduced (if any) tooth sensitivity post-procedure; and (iii) the process is reversible. In addition, in the three months ended March 31, 2006, a variation of our MetaTray® product named iWhite® was introduced to our global retail distribution network. We introduced MetaTray in August 2005, our next generation of products targeted for the professional dentist market. MetaTray is a completely self-contained whitening system that can be administered by dentists.
     During the second half of the fiscal year ended March 31, 2006, we established sales offices in Singapore to service the Asian market. In conjunction with the establishment of the office in Singapore, we formed a wholly owned subsidiary, Remedent Asia Pte Ltd. Although sales in Singapore have taken time to materialize, we believe progress is being made in establishing market share in this region.
     In June 2007, we completed a private placement of 5,600,000 shares of our common stock at $1.25 per share and warrants to purchase up to 4,200,000 shares of common stock at an exercise price of $1.55 per share to certain institutional and accredited investors for an aggregate purchase price of $7,000,000, of which we received proceeds of approximately $5,898,241, net of costs.

The following table presents our consolidated statements of loss, as a percentage of sales, for the periods indicated.

	For the three months ended		For the six months ended
	September 30,		September 30,
	2007	2006	2007	2006
	Restated - Note 2		Restated - Note 2
NET SALES	100.00%	100.00%	100.00%	100.00%
COST OF SALES	63.80%	50.10%	58.26%	52.70%

GROSS PROFIT	36.20%	49.90%	41.74%	47.30%

OPERATING EXPENSES
Research and development	4.29%	4.77%	3.26%	6.48%
Sales and marketing	26.25%	9.81%	16.62%	16.80%
General and administrative	98.43%	34.52%	77.721%	45.03%
Depreciation and amortization	6.52%	1.92%	5.85%	2.36%

TOTAL OPERATING EXPENSES	135.49%	51.02%	103.45%	70.68%

LOSS FROM OPERATIONS	(99.29)%	(1.12)%	(61.70)%	(23.38)%

Other income (expense)	5.93%	(2.93)%	1.57%	(1.88)%

LOSS BEFORE INCOME TAXES	(93.35)%	(4.05)%	(60.13)%	(25.27)%

NET INCOME (LOSS)	(93.35)%	(4.05)%	(60.13)%	(25.27)%

     Net Sales
     Net sales decreased for the three months ended September 30, 2007 by $1,338,764, or 55.4%, to $1,076,350 compared to $2,415,114 for the three months ended September 30, 2006. For the three months ended September 30, 2007, the decrease in sales is primarily due to the fact that the initial iWhite launch order which was shipped to one customer, during the quarter ending September 2006, resulting in $1,958,812 in sales which did not re-occur during the quarter ending September 2007. Abstracting these initial orders during the quarter ending September 2006, sales during the quarter ending September 2007 shows a more even spread over the different product lines and multiple customers.
       At the end of March 2007, the Company announced at the IDS, one of the important Worldwide Dental Shows, which took place in Koln (Germany), that the Company was currently working on an updated version of the Remecure. The Launch of the new unit is scheduled for the second half of 2007. The main reason for the decrease in net sales for the three months ended September 30, 2007 is mostly attributable to reduced sales of the Remecure product line. It is our belief that the market is anticipating the launch of the updated version and therefore, has been conservative in placing new orders over recent months.
     Net sales of the veneer product, Glamsmile, increased for the three months ended September 30, 2007 by $147,285, or 296.17% to $152,258 compared to $4,973 for the three months ended September 30, 2006.
     For the six months ended September 30, 2007, sales decreased by $1,389,804 to $2,320,949 as compared to $3,710,753 for the six months ended September 30, 2006. The decrease in net sales for the six months ended September 2007 compared to the net sales for the six months ended September 2006 is primarily due to the non- recurrence of one iWhite launch order, as explained above.
     Net sales of the veneer product, Glamsmile, increased for the six months ended September 30, 2007 by $199,176, or 335.99% to $205,104 compared to $5,928 for the six months ended September 30, 2006.
Cost of Sales
     Cost of sales decreased for the three months ended September 30, 2007 by $523,363, or 43.3% to $686,649 as compared to $1,210,012 for the three months ended September 30, 2006. The decrease in cost of sales is attributable in part to the decrease in sales as described above. The decrease in cost of sales is also explained by the non recurrence of the initial iWhite launch order that took place during the quarter ending September 2006. These products have lower production costs. Because the products sold in the past three and six months periods ended September 30, 2007 have a lesser amount of iWhite products and the fact that production labour cost for our expanding Glamsmile production unit have increased to gear up for sufficient capacity, our cost of sales as a percentage of net sales increased 13.7% from 50.1% for the three months ended September 30, 2006 to 63.8% for the three months ended September 30, 2007.
     For the six months ended September 30, 2007, cost of sales decreased by $603,598 from $1,955,674 for the six months ended September 30, 2006 to $1,352,076 for the six months ended September 30, 2007. This decrease is primarily the result of the decreased sales volume for the period. Cost of sales as a percentage of net sales increased 5.6% from 52,7% for the six months ended September 30, 2006 to 58.3% for the six months ended September 30, 2007 primarily for the same reasons discussed above for the three month period.
Gross Profit
     Gross profit decreased by $815,401 to $389,701 for the three month period ended September 30, 2007 as compared to $1,205,102 for the three month period ended September 30, 2006. This decrease was a result of the decrease in sales. For the three month period ended September 30, 2007, our gross profit as a percentage of sales decreased 13.7% from 49.9% to 36.2% as compared to the three months ended September 2006. This decrease in percentage gross profit is the result of the increase in cost of sales discussed above.
     For the six months ended September 30, 2007, gross profit decreased by $786,206 to $968,873 as compared to $1,755,079 for the six months ended September 30, 2006. The decrease for the six month period is primarily for the same reasons discussed above for the three month period.
Operating Expenses
Research and Development.
     Research and development expenses decreased $69,050, or 60.0%, to $46,168 for the three months ended September 30, 2007 as compared to $115,218 for the three months ended September 30, 2006. The decrease is a result of the earlier than anticipated termination of the agreement for consultancy services with respect to the development of our Meta Tray and iWhite products.
     For the six months ended September 30, 2007, research and development expenses decreased $164,943 or 68.6%, to $75,557 as compared to $240,500 for the six months ended September 30, 2006. The decrease is the result of the termination of the consultancy agreement discussed above as well as other research and development costs associated with the launch of the Meta Tray and iWhite products, which did not recur.
Sales and marketing costs
     Sales and marketing costs increased $45,714, or 19.3%, to $282,553 for the three months ended September 30, 2007 as compared to $236,839 for the three months ended September 30, 2006. The increase is due to the initial investments made and related to the set up of a US office to support our US strategy concerning the introduction of our veneer product in the US market. This office incurred additional sales and marketing costs of $95,647 for the three month period ended September 30, 2007.
     For the six months ended September 30, 2007, sales and marketing costs decreased $237,621, or 38.1%, to $385,793 as compared to $623,414 for the six months ended September 30, 2006. The decrease, is largely due to the closing of our OTC office in Los Angeles, California. We have changed our US OTC sales strategy from direct to indirect. Rather than create our own distribution channels we intend to establish relationships with companies that have existing distribution channels. Note that the decrease was tempered due to initial investments made and related to the set up of a US office to support our veneer product in the US market as discussed above for the three month period.
General and administrative costs.
     General and administrative costs for the three months ended September 30, 2007 and 2006 were $1,059,371 and $833,762, respectively, representing an increase of $225,609 or 27.1%. The increase in general and administrative costs for the three months ended September 30, 2007 as compared to the prior year is the result our initial investments made to improve our support concerning the launch of our GlamSmile products, more specificly, the veneers, in both Europe and the US. Additionally, it should be noted, that legal general corporate costs increased as a result of the recent private placement which took place at the end of the quarter ending June 2007.
     For the six months ended September 30, 2007, general and administrative costs increased $132,740, or 7.9%, to $1,803,852 as compared to $1,671,112 for the six months ended September 30, 2006. The foregoing increase is the result of three month increase discussed above.
 Depreciation and amortization.
     Our depreciation and amortization expense increased from $46,432 to $70,150 for the three months ended September 30, 2007 compared to the three months ended September 30, 2006, an increase of 51.1%. This increase is due to investments we have made in updating and modernizing our Dental Lab and related machinery, in order to bring it to a higher professional level. With the described investments made, our lab now has the capacity to provide a higher level of support for our sales team, especially with respect to the support of our veneers.
     For the six months ended September 30, 2007, depreciation and amortization costs increased $48,090, or 54.8%, to $135,784 as compared to $87,694 for the six months ended September 30, 2006. The foregoing increase is the result of three month decrease discussed above as well as depreciation expense associated with additional infrastructure investments and investments in a semi-automatic production machine which allows higher production capacity at lower production costs.
Net interest expense.
     Net interest expense decreased by $47,069 to $26,385 from $73,454 during the three months ended September 30, 2007 over the comparable three months ended September 30, 2006. The decrease is mainly the result of our decreased utilization of our bank credit facility.
     For the six months ended September 30, 2007, interest expense decreased $42,255 to $55,214 as compared to $97,469 for the six months ended September 30, 2006. The main reason is the decreased use of our available bank credit facility which occurred primarily because of the company’s decision to reduce the use of the credit line with funds pursuant to the recent private placement. This decision was made in order to avoid the repayment of expected more expensive Euro’s against the USD.
Liquidity and Capital Resources
     We believe we have sufficient cash and available cash resources to meet our capital expenditures and continue our operations for the next twelve months. However, we anticipate that we may require additional financing to expand our product line and customer base, and establish operations in markets other than Europe. We intend to obtain the additional capital required for expansion by obtaining debt or through the sale of our equity securities. Such financings may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable.

Cash and Cash equivalent
Our balance sheet at September 30, 2007 reflects cash and cash equivalents of $ 3,778,185 as compared to $126,966 as of March 31, 2007, an increase of $3,651,219. The increase of cash and cash equivalents is due to the completion of the Private Placement which was finalized at the end of the quarter ending June 2007.
Operations
Net cash used by operations decreased by $159,358 resulting in net cash being used by operations of $815,164 for the six months ended September 30, 2007 as compared to net cash used by operations of $974,522 for the six months ended September 30, 2006. The decrease in net cash used by operations for the six months ended September 30, 2007 as compared to the six months ended September 30, 2006 is primarily attributable to decreased costs related to the issuance of options that were granted at the end of September 2006. Secondly, the decrease was limited due to an increase of costs related to the initial set-up of our US GlamSmile division.
Investing activities
Net cash used in investing activities totaled $95,071 for the six months ended September 30, 2007 as compared to net cash used in investing activities of $ 121,607 for the six months ended September 30, 2006. The decrease in net cash used in investing activities for the six months ended September 30, 2007 is attributable to a decrease in investments in office equipment as staffing levels in all three locations, Belgium, Los Angeles, Ca. and Singapore stabilized. Additionally, it should be noted that the decrease is tempered due to investments made with respect to our GlamSmile division.
Financing activities
Net cash provided by financing activities totaled $4,534,854 for the six months ended September 30, 2007 as compared to net cash provided in financing activities of $967,968 for the six months ended September 30, 2006. The increase in net cash provided from financing activities in the six months period ended September 30, 2007 is primarily attributable to the net cash proceeds received by the Company from a Private Placement, which took place at the end of the quarter ended June 30, 2007, with net proceeds totaling $ 5,898,241 which was offset by a $1,331,646 repayment of our existing Credit Line.
Off-balance Sheet Arrangements
At September 30, 2007, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.
Recently Issued Accounting Standards
           Effective January 1, 2007, we adopted the provisions of the FASB Staff Position (“FSB”) on EITF Issue 00-19-2 “Accounting for Registration Payment Arrangements”. This accounting position was adopted on a prospective basis with no restatement of prior period consolidated financial statements. This position specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 “Accounting for Contingencies”. Transition to the FSP will be achieved by reporting a change in accounting principle through a cumulative-effect adjustment to the opening balance of deficit.
           We adopted FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of this statement did not have a material effect on our company’s interim unaudited consolidated financial statements.
Item 3. Controls and Procedures.
(a) Evaluation of Disclosure Controls and Procedures
     Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted by the Company under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Securities and Exchange Commission. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports filed under the Securities Exchange Act of 1934 is accumulated and communicated to the Company’s management, including its principal executive and financial officers, as appropriate, to allow timely decisions regarding required disclosure.
     The Company carried out an evaluation, under the supervision and with the participation of its management, including its principal executive officer and principal financial officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of the end of the period covered by this report. Based upon and as of the date of that evaluation, the Company’s principal executive officer and financial officers concluded that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed in the reports the Company files and submits under the Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.
(b) Changes in Internal Controls
     There were no changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
PART II — OTHER INFORMATION
Item 1. Legal Proceedings.
None.
Item 2. Unregistered Sale of Equity Securities.
     On September 25, 2007, the Company completed a private offering of 5,600,000 shares of its common stock, par value $.001 per share at a purchase price of $1.25 per share (the “Shares”) and five year warrants to purchase 4,200,000 shares of common stock, par value $.001 per share, at an exercise price of $1.55 per share (the “Warrants”) to certain institutional and accredited investors, for an aggregate purchase price of $7,000,000 (the “Offering”). Under the terms of the Offering, the Company has the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the OTC Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the initial effective date of the registration statement covering the resale of the Shares and Warrant Shares, based upon the closing bid price for the Shares for each trading day (the “Redemption Right”). Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.
     The sales and issuances of common stock and warrants to purchase common stock in private placements listed above were made by us in reliance upon the exemptions from registration provided under Section 4(2) and 4(6) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated by the Securities and Exchange Commission under federal securities laws and comparable exemptions for sales to “accredited” investors under state securities laws. The offers and sales were made to accredited investors as defined in Rule 501(a) under the Securities Act, no general solicitation was made by us or any person acting on our behalf; the securities sold were subject to transfer restrictions, and the certificates for those shares contained an appropriate legend stating that they had not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption there from.
Item 3. Defaults In Senior Securities.
None.
Item 4. Submission Of Matters To A Vote Of Security Holders.
     The annual meeting of shareholders of the Company was held on November 5, 2007. The shareholders voted, either in person or by proxy, on the following proposals. The directors listed below were elected, and all other proposals submitted to a vote of the shareholders were approved, with the results of the shareholder vote as follows:
1	The following four directors were elected to hold office for one-year terms or until their successors are elected and qualified:

		Votes Against
	Votes For	or Withheld	Total Voted
Guy De Vreese	16,783,357	2,657	16,786,014
Robin List	16,783,357	2,657	16,786,014
Stephen Ross	16,784,325	721	16,785,046
Fred Kolsteeg	16,784,325	721	16,785,046
2.	To approve adoption of the 2007 Equity Incentive Plan:

For	15,719,684
Against	23,410
Abstain	1,500
3.	To approve the Board of Directors appointment of PKF Bedrijfsrevisoren as the Company’s independent registered accounting firm for the 2008 fiscal year.

For	16,780,168
Against	2,002
Abstain	2,810
Item 5. Other Information.
None.
Item 6. Exhibits
The following documents are filed as part of this report:

Exhibit No.

10.1	Limited Liability Company Merger and Reallocation Agreement between Remedent NV and IMDS, LLC, dated July 15, 2007

31.1	Certifications of the Chief Executive Officer Under Section 302 of the Sarbanes-Oxley Act

31.2	Certifications of Chief Financial Officer Under Section 302 of the Sarbanes-Oxley Act

32.1	Certifications of the Chief Executive Officer under Section 906 of the Sarbanes-Oxley Act

32.2	Certifications of the Chief Financial Officer under Section 906 of the Sarbanes-Oxley Act

SIGNATURES
In accordance with the requirements of the Exchange Act the Registrant caused this Amended Quarterly Report for the period September 30, 2007 to be signed on its behalf by the undersigned, thereunto duly authorized.

REMEDENT, INC.

Dated: November 26, 2007	/s/ Robin List
By: Robin List
Its: Chief Executive Officer (Principal Executive Officer) and Director

Dated: November 26, 2007	/s/ Philippe Van Acker
By: Philippe Van Acker
Its: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit Index

Exhibit No.

10.1	Limited Liability Company Merger and Reallocation Agreement between Remedent NV and IMDS, LLC, dated July 15, 2007

31.1	Certifications of the Chief Executive Officer Under Section 302 of the Sarbanes-Oxley Act

31.2	Certifications of Chief Financial Officer Under Section 302 of the Sarbanes-Oxley Act

32.1	Certifications of the Chief Executive Officer under Section 906 of the Sarbanes-Oxley Act

32.2	Certifications of the Chief Financial Officer under Section 906 of the Sarbanes-Oxley Act